EXHIBIT 11

                        CAPITOL COMMUNITIES CORPORATION

                       Computation of Earnings Per Share

                               Six Months Ended
                                   March 31,

                                       1998               1997
                                       ----               ----
Shares Outstanding Beginning
Of Period                            7,312,000          7,000,000

Shares Issued During Period
    October 7, 1996                                        38,000
    November 12, 1996                                     150,000
    October 7, 1997                     38,000
    October 20, 1997                    20,000
    October 28, 1997                   (19,000)
    December 31, 1997                   33,500
                                   -----------         ----------

Total Outstanding                    7,384,500          7,188,000

Weighted average number of
shares outstanding                   7,366,830          7,151,000

Shares deemed outstanding from
assumed exercise of stock options            -                  -

                                   -----------         ----------
Total                                7,366,830          7,151,000
                                   ===========         ==========

Earnings (loss) applicable to
 common shares                     $(1,073,396)        $ (646,717)
                                   ===========         ==========

Earnings (loss) per share of
 common stock                      $    (0.146)        $   (0.090)
                                   ===========         ==========